Exhibit 10.19

2014 PERFORMANCE OBJECTIVES – CEO AND PRESIDENT

TARGET BONUS AS A PERCENTAGE OF BASE SALARY
The target bonus amount for the fiscal year ending December 31, 2014 (the “Plan Year”) for the Chief Executive Officer (“CEO”) of Allergan, Inc. (the “Company”) and the President of the Company that the CEO and the President may earn as a bonus for the Plan Year will be equal to an amount established separately by the Company’s Organization and Compensation Committee. The 2014 target bonus amounts for the CEO and the President are referred to herein individually as a “Target Bonus Amount” and collectively as the “Target Bonus Amounts.”

PERFORMANCE OBJECTIVES AND BONUS AMOUNT DETERMINATION
If the Company’s Adjusted EPS is greater than the Threshold EPS, the CEO and President will be eligible to receive a bonus based on the following three criteria: (i) Adjusted EPS, (ii) Net Sales Growth and (iii) R&D Reinvestment Rate. The bonus (if any) payable will be an amount determined by multiplying (i) the Target Bonus Amount by (ii) the Target Bonus Multiplier. In no event, however, will the CEO or President be eligible to receive all or any portion of such bonus if the Company’s Adjusted EPS does not exceed the Threshold EPS. For sake of clarity, if the Company’s performance exceeds any of the targets for Net Sales Growth and/or R&D Reinvestment Rate, but actual Adjusted EPS does not exceed the Threshold EPS, no bonus will be payable. Payment of the CEO’s and President’s performance bonus (if any) will be made in accordance with, and subject to, the terms of the Allergan, Inc. 2011 Executive Bonus Plan, as in effect on the date hereof (the “Plan”), including, without limitation, the provisions of Sections 2.4, 3.3 and 6.3 of the Plan.
For purposes of determining the CEO’s and President’s performance bonus, the following terms will have the following meanings:
“Adjusted EPS” means the Company’s Adjusted Net Earnings divided by the weighted average number of common shares outstanding on a diluted basis during the Plan Year, rounded to the third decimal place.
“Adjusted Net Earnings” means the Company’s net earnings from continuing operations for the Plan Year, adjusted to:

•	remove the effects of extraordinary, unusual or non-recurring items;

•	remove the effects of items that are outside the scope of the Company’s core, on-going business activities;

•	remove the effects of accounting changes required by United States generally accepted accounting principles;

•	remove the effects of financing activities;

•	remove the effects of expenses for restructuring or productivity initiatives;

2014 PERFORMANCE OBJECTIVES    ALLERGAN, INC.

•	remove the effects of non-operating items;

•	remove the effects of spending for acquisitions;

•	remove the effects of divestitures; and

•	remove the effects of amortization of acquired intangible assets.
“Net Sales Growth” means the percentage increase (if any) in net product sales for the Plan Year relative to net product sales for the fiscal year preceding the Plan Year, adjusted for the translation effect of changes in foreign exchange rates between each fiscal year, rounded to the nearest one-tenth of one percent.
“R&D Reinvestment Rate” means total research and development expenses for the Plan Year as a percentage of the Company’s total net sales for the Plan Year, adjusted for the translation effect of changes in foreign exchange rates between the Plan Year and the Company’s budgeted foreign exchange rates for the Plan Year, rounded to the nearest one-tenth of one percent.
“EPS Target” means an amount per share specified by the Organization and Compensation Committee at the time of adoption of these performance objectives.
“Target Bonus Multiplier” means the sum of the “Bonus % of Target” corresponding to: (a) the Company’s Adjusted EPS, (b) the Company’s Net Sales Growth, and (c) the Company’s R&D Reinvestment Rate, in each case as determined in accordance with Exhibit A.
“Threshold EPS” means the EPS Target, less $0.263.

METHOD OF BONUS PAYMENT
Payment of the CEO’s and President’s performance bonus (if any) will be made in cash up to the Target Bonus Amount. If the CEO’s and President’s performance bonus exceeds the Target Bonus Amount, such excess will be paid in the form of a restricted stock or restricted stock unit award granted under, and subject to the terms and conditions of, the Allergan, Inc. 2011 Incentive Award Plan, as amended from time to time, or its successor (the “2011 Incentive Award Plan”). The number of restricted shares or restricted stock units subject to such award will be determined by dividing (x) the portion of the CEO’s performance bonus that exceeds his or her Target Bonus Amount by (y) the closing trading price of the Company’s common stock on the date of grant, and rounding down to the next whole share. No cash payment will be made in lieu of any fractional share rounded down.
Any bonus amount payable to the CEO and President in the form of a restricted stock or restricted stock unit award will vest in a single installment upon the CEO’s and President’s completion of continuous employment with the Company through the earlier of (i) the second anniversary of the grant date of such award, or (ii) his or her Normal Retirement Eligibility Date (as defined in 2011 Incentive Award Plan).

2014 PERFORMANCE OBJECTIVES    ALLERGAN, INC.

EXHIBIT A
TO
2014 PERFORMANCE OBJECTIVES – CEO AND PRESIDENT

Earnings Per Share			Net Sales Growth		R&D Reinvestment Rate
EPS Range %	EPS Range	Bonus % of Target	Net Sales Growth Variance to Target	Bonus % of Target	R&D Rate Variance to Target	Bonus % of Target	Bonus % of Target
-4.8%	-$0.263	0.0%
-2.6%	-$0.143	46%	-7.4%	0.0%	-1.19%	0.0%	46.0%
-2.2%	-$0.121	57%	-5.9%	2.0%	-0.89%	2.0%	61.0%
-1.4%	-$0.077	68%	-4.4%	4.0%	-0.60%	4.0%	76.0%
-1.1%	-$0.060	72%	-2.9%	6.0%	-0.40%	6.0%	84.0%
-0.6%	-$0.033	76%	-1.5%	8.0%	-0.20%	8.0%	92.0%
	Target	80%	Target	10.0%	Target	10.0%	100.0%
1.0%	$0.055	84%	1.5%	13.8%	0.20%	13.8%	111.5%
1.9%	$0.104	88%	2.9%	17.5%	0.40%	17.5%	123.0%
2.6%	$0.143	92%	4.4%	21.3%	0.70%	21.3%	134.5%
3.2%	$0.175	96%	5.9%	25.0%	0.99%	25.0%	146.0%

If actual results for any one or more of the performance measures falls between the performance levels shown above, the “Bonus % of Target” for such performance measure(s) will be prorated accordingly. If the Company’s performance exceeds the highest performance level shown above for one or more of the specified performance measures (i.e., Adjusted EPS, Net Sales Growth, and R&D Reinvestment Rate), the “Bonus % of Target” achieved with respect to that performance measure will be the maximum “Bonus % of Target” specified for that performance measure.
Notwithstanding anything to the contrary above, if Adjusted EPS exceeds the threshold level but does not exceed the target level, the “Bonus % of Target” for each of the Net Sales Growth and R&D Reinvestment Rate components will not exceed the “Bonus % of Target” specified for those performance measures at the target level.
In no event will a bonus be payable in the event the Company’s Adjusted EPS does not exceed the Threshold EPS.